Exhibit 99(p)(xix)
POST ADVISORY GROUP, LLC CODE OF ETHICS
I.	Statement of Purpose and General Principles

The purpose of this Code of Ethics (“Code”) is to prevent conflicts of interest which may exist, or appear to exist, when persons associated with Post Advisory Group, LLC (“Post”) own or engage in transactions involving Securities (as defined below) that are owned or are being purchased or sold or are being considered for purchase or sale for the accounts of clients of Post. Central to this Code is the principle that employees of Post will adhere to the highest ethical standards and will act in accordance with the following fiduciary principles:
•	The duty at all times to place the interests of clients first.

•	The requirement to conduct all personal Securities transactions in a manner consistent with this Code so as to avoid any actual or potential conflicts of interest or abuse of an individual’s position of trust and responsibility.

•	Persons associated with Post shall not take inappropriate advantage of their positions.
II.	Definitions:
A.	Security: Shall have the meaning set forth in Section 202(a)(18) of the Investment Advisers Act, except it shall not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments including repurchase agreements, and shares of open-end management investment companies (i.e., mutual funds).

B.	Access Person: Means any (1) director, officer, or employee of Post, except directors who (i) do not devote substantially all working time to the activities of Post, and (ii) do not have access to information about the day-to-day investment activities of Post. Every employee should consider himself or herself an Access Person unless otherwise specifically exempted by the Ethics Committee (as defined below).

C.	Being Considered for Purchase or Sale: A Security is being considered for purchase or sale when a Portfolio Manager views the purchase or sale of a Security for a client account as probable. The phrase “purchase or sale of a Security” includes the writing of an option to purchase or sell a Security or the purchase of an option to purchase or sell a Security.

D.	Beneficial Ownership: “Beneficial Ownership” shall be interpreted in the same manner as in determining whether a person the beneficial owner of a Security for purposes of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder.
For example, the term “Beneficial Ownership” encompasses:
(i)	in addition to Securities in a person’s own account(s), Securities owned by members of the person’s immediate family sharing the same household;

(ii)	a partner’s proportionate interest in the portfolio of Securities held by a partnership (e.g., an investment club); and

(iii)	Securities a person might acquire or dispose of through the exercise or conversion of any derivative security (e.g., an option, whether presently exercisable or not).

E.	Master Securities List: Records known as the “Master Securities List” are maintained within Post. The Master Securities List include the names of all securities that Post (1) is currently buying or which is being considered for purchase or sale in client accounts, (2) currently holds in client accounts, and (3) includes on Post’s Restricted List.

Names of Securities shall be removed from the Master Securities List 15 days after Post has (1) ceased considering the Security for purchase or sale, and/or (2) entirely liquidated its position in such Security or removed such security from Post’s restricted list.

F.	Star Pre Clearance and Reporting System (“Star System”): Post utilizes the STAR System which allows Post employees to clear trades and to file reports electronically.

G.	The Code of Ethics Committee: The Code of Ethics Committee (“Ethics Committee”) is responsible for the oversight and administration of the Code of Ethics. The Ethics Committee includes Post’s Chief Compliance Officer, Chief Operating Officer, and Senior Vice President — Legal and Regulatory Affairs.
III.	Exempted Transactions. This Code shall not apply to:
A.	Sales made pursuant to general public tender offers.

B.	The acceptance of stock dividends resulting from Securities already owned; the reinvestment of cash dividends resulting from Securities already owned under a dividend reinvestment program or the participation in an automatic investment plan for the purchase of Securities already owned. (Note: The initial purchase or establishment of an automatic investment plan must be pre-cleared.)

C.	Purchases effected upon the exercise of rights issued by a Security’s issuer pro rata to all holders of a class of Securities, to the extent such rights are acquired directly from the issuers thereof, and sales of such rights.

D.	Purchases or sales of Securities in response to the exercise of an option written by the Access Person.

E.	Exercising rights to exchange or convert securities, but only when those rights have been acquired in accordance with the Code.

F.	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

G.	Purchases or sales of shares in open-end investment companies (mutual funds), unless Post, Principal Global Investors (“PGI”) or a Principal Financial Group (“PFG”) affiliate acts as the investment adviser or underwriter; Post- advised funds are subject to the pre-clearance and reporting requirements set forth in Section V. of this Code and the funds advised or underwritten by a PGI or PFG affiliate are subject to the reporting requirements set forth in Section VI. B. of this Code.

H.	Purchases or sales of publicly traded closed end index funds, or index based unit investment trusts listed on a national securities exchange (e.g. SPDRs, DIAMONDS, NASDAQ 100 Trust, etc.); provided however that holdings in such securities are subject to the reporting requirements set forth in Section VI. B. of this Code.

IV.	Restricted and Prohibited Transactions
A.	No Access Person may acquire, directly or indirectly, Beneficial Ownership in any Security that is part of an initial public offering (“IPO”). Investment Personnel may, however, in special circumstances, seek permission to purchase Securities in an IPO by submitting to one of the persons listed in Section XIII, A “Administration and Sanctions” a written request for approval of the purchase that includes a description of the special circumstances.

B.	No Access Person may acquire, directly or indirectly, Beneficial Ownership in any Security in a private placement transaction without prior approval of the Compliance Officer.

Access Persons who have acquired Securities in a private placement transaction must disclose that investment when they play a part in any consideration of an investment in the issuer of the privately placed Security for a client account. In such circumstances, a decision to purchase such Securities for a client account must be subject to an independent review by Investment Personnel with no personal interest in the issuer.

C.	No Access Person may purchase or sell a Security listed on a Master Securities List, except as provided elsewhere in this Code. [See Section V, “Pre-clearance”.]

No Access Person may purchase or sell a Security within 7 days before and after a client account that Post manages trades in that Security.

D.	Access Person may not profit directly or indirectly from the acquisition and disposition (or disposition and acquisition) of Beneficial Ownership of the same (or equivalent) Securities within 60 calendar days. Any profits realized on such short-term trades must be disgorged to a charitable organization designated by the Ethics Committee. In addition to the above, any security purchased by an Access person must be held for at least 30 days, even if the security is in a loss position. This 30 day holding period will be lifted if the MSCI World Index or another appropriate index as determined by the Ethics Committee drops more than 5% on any day. The Ethics Committee will notify all Access Persons when the 30-day holding period is reinstated.

Access Person may request exceptions to this prohibition by submitting a written request to the Compliance Officer prior to realizing the profit. Such exceptions will be considered on a case-by-case basis, taking into consideration the facts and circumstances of each situation.
V.	Pre-clearance
A.	Access Persons (see also, Section IV. C.)

Except for those securities in Post’s Restricted List, Access Persons may request permission to trade any security on the Master Securities List. The maximum amount of shares that may be traded each calendar quarter is the greater of 500 shares or 1% of the daily average trading volume during the 90 days prior to the date the Access Person makes the request. However, Access Persons may not trade any security within seven (7) days before or after a client account trades the security.

Requests for approval may be made through the Star System or if unavailable, by contacting a member of the Ethics Committee.

Personal Security transaction approvals are valid for 5 business days after given. If the purpose of the request is to obtain approval for a stop loss order, then those approvals are valid for 60 calendar days, but the Access Person must notify compliance in order for this longer period to be effective.
VI.	Disclosure of Securities Ownership and Securities Transactions
A.	When recommending the purchase or sale of Securities for a client account in accordance with portfolio management procedures, Investment Personnel must disclose

(i)	any direct or indirect Beneficial Ownership in any Security of the issuer whose Securities are under consideration,

(ii)	any position with such issuer or its affiliates, and

(iii)	any present or proposed business relationship between such issuer or its affiliates.

B.	All Access Persons shall file a report through the Star System listing all their personal Securities transactions during the previous calendar quarter in any Security in which such person has acquired any direct or indirect Beneficial Ownership except for those transactions exempt from this Code under Section III. The report shall be submitted through the Star System within 30 days following the end of such calendar quarter. The report shall contain the following information:
(i)	the date of the transaction(s), the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Security involved;

(ii)	the nature of the transaction (e.g., purchase or sale);

(iii)	the price at which the transaction was effected;

(iv)	the name of the broker, dealer, or bank with or through which the transaction was effected;

(v)	the date the report is submitted by the Access Person;

(vi)	the name and address of any broker, dealer, or bank at which the Access Person established any account during the quarter in which securities (including direct obligations of the United States, bankers acceptances, bank certificates of deposit, commercial paper, short term debt instruments, and mutual fund shares) were held for the direct or indirect benefit of the Access Person;

(vii)	the account number of any account described in (vi), above; and

(viii)	the date the Access Person established the account.
C.	Access Persons must direct brokerage and other firms with which they have Securities accounts to furnish the Compliance Officer on a timely basis duplicate copies of confirmations of all personal Securities transactions. All letters should direct brokers to send this information to:
Post Advisory Group. LLC
Attn: Compliance
11755 Wilshire Blvd, Suite 1400
Los Angeles, CA 90025

D.	Access Persons must within 10 days of their appointment as an Access Person and thereafter on an annual basis as of December 31 of each year, furnish Post a report containing the following information:
(i)	the name, number of shares, and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership at the time the Access Person submitted the report;

(ii)	the name and address of any broker, dealer, or bank at which the Access Person established any account during the quarter in which securities (including direct obligations of the United States, bankers acceptances, bank certificates of deposit, commercial paper, short term debt instruments, and mutual fund shares) were held for the direct or indirect benefit of the Access Person;

(iii)	the account number of any account described in (ii), above;

(iv)	the date the Access Person submitted the report.
VII.	Certification of Compliance

All Access Persons will be required to certify annually that they have read and understood the Code and its applicability to them, and that they have complied with the requirements of the Code and that they have disclosed or reported all personal Securities transactions as required by the Code. This certification shall be completed through the Star System.

VIII.	Gifts

As a general rule, Access Persons are prohibited from receiving any gift that is excessive in value from present or prospective brokers, vendors and other business associates with which Post has dealings (hereinafter defined as “Brokers”). The receipt of cash gifts by employees is absolutely prohibited and any attempts of a Broker to give Access Person cash must be reported to the Ethics Committee. Gifts include personal gifts, sporting event tickets, concerts, rounds of golf, or other entertainment that Access Persons attend with or without their host. Gifts to an employee’s immediate family are included in this policy. The maximum value of any such gift will be $US200 and may not exceed $US300 (per Broker) in any one year.

Reporting of Gifts:

Except for meals (see further guidance below), Access Persons will report the receipt of any gift valued over $50 to the Chief Compliance Officer. The report should include the following information: Date Gift Received, Description of Gift, Details of Provider of Gift, and the Value of the Gift.

Additional Guidance on Gifts
Meals and Food

Access Persons may accept a meal paid for by a Broker so long as the Broker is present. This does not need to be reported as a gift. In the event that other entertainment is paid by the Broker in connection with the meal, the above rules apply to that entertainment.

Conferences

Payments made by Brokers for Access Persons to attend conferences will be subject to the rules for Gifts noted above. If attendance at a conference has been paid by Post and there are associated events as part of that conference which are sponsored by a Broker, these are acceptable where the event was broadly open to the conference participants. This would not constitute a gift. As a general rule, Post should pay for all transport and accommodation costs for attendance at conferences.
Exceptions to the Gift Policy

The following exceptions to the Gift Policy are allowed:
•	the acceptance of advertising or promotional material of reasonable value, such as pens, pencils, note pads, key chains, calendars, and similar items;

•	the acceptance of gifts of reasonable value in recognition of a wedding or retirement;

•	the acceptance of gifts during the holiday season of nominal value (defined as under $200) to the extent they are appropriate and suitable under the circumstances, meet the standards of ethical business conduct, and involve no element of concealment;

•	the acceptance of civic, charitable, educational, or religious organizational awards for recognition of service and accomplishment.
Post’s Ethics Committee must approve any other exceptions to the above policy.
IX.	Service as a Director
No Access Person may serve as a director or in a similar capacity of any non-affiliated company or institution, whether or not it is part of the Access Person’s role at Post, without prior approval of the Ethics Committee. Access Persons do not need approval to serve on the board of a private family corporation for his/her family or any charitable, professional, civic or nonprofit entities that are not clients of Post and do not have business relations with Post. If approval is received, it will be subject to the implementation of procedures to safeguard against potential conflicts of interest, such as Trading Wall procedures. Post may withdraw approval at its discretion if Post concludes the withdrawal is in Post’s interest. Also, if Access Persons serve in a director capacity which does not require approval but circumstances later change which would require such approval (e.g., the company enters into business relations with Post or becomes a client), the Access Person must obtain approval.

Access Persons are prohibited from serving on the board of directors of a publicly traded company. However, prior authorization to serve may be obtained. Authorization is based on a determination that board service would be consistent with the interests of Post and its clients.
X.	Outside Employment
Each employee is expected to devote his or her full time and ability to Post’s interests during regular working hours and such additional time as may be properly required. Post discourages employees from holding outside employment, including consulting. If any Access Person is considering taking outside employment, a written request must be submitted to the Ethics

Committee. The request must include the name of the business, type of business, type of work to be performed, and the days and hours that the work will be performed.

An employee may not engage in outside employment that:
(i)	Interferes, competes, or conflicts with the interest of Post;

(ii)	Encroaches on normal working time or otherwise impairs performance;

(iii)	Implies Post’s sponsorship or support of an outside organization; or

(iv)	Reflects adversely either directly or indirectly on Post.

Post policy prohibits outside employment in any financial services industry.
If any Access Person has an approved second job, s/he is not eligible to receive compensation during an absence from work which is the result of an injury on the second job and outside employment will not be considered an excuse for poor job performance, absenteeism, tardiness or refusal to work overtime. Should any of these situations occur, approval may be withdrawn.
XI.	Other Employee Conduct
a)	Personal Financial Responsibility

It is important that employees properly manage their personal finances, particularly in matters of credit. Imprudent personal financial management may affect job performance and lead to more serious consequences for employees in positions of trust. In particular, Access Persons are not permitted to borrow from clients, or from providers of goods and services with whom Post deals, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment.

b)	Taking Advantage of a Business Opportunity that Rightfully Belongs to Post

Access Persons must not take for their own advantage an opportunity that rightfully belongs to Post. Whenever Post has been actively soliciting a business opportunity, or the opportunity has been offered to it, Post’s funds, facilities or personnel have been used in pursuing the opportunity, that opportunity rightfully belongs to Post and not employees who may be in a position to divert the opportunity for their own benefits.
XII Confidentiality
All information relating to past, current and prospective clients is highly confidential and is not to be discussed with anyone outside the Post organization without the written approval of the Ethics Committee. One of the most sensitive and difficult areas in Post’s daily business activities involves information regarding investment plans or programs and possible or actual securities transactions by Post.
XIII Administration and Sanctions
A.	Responsibility for this Code is vested in Post’s Ethics Committee, which shall include Post’s Chief Operating Officer, Senior Vice President of Legal and Regulatory Affairs, and Chief Compliance Officer. Administrative responsibility, including the responsibility to review Access Persons’ initial and annual holdings reports and quarterly transaction reports, belongs to the Chief Compliance Officer or appropriate designee. Requests for interpretation of this Code or pre-clearance of purchase or sales that are not clearly addressed by this Code should be directed in the following order: (i) first, to the Chief Compliance Officer, (ii) second, to the Senior Vice President — Legal and Regulatory Affairs, (iii) last, to the Chief Operating Officer.
B.	Upon discovering a violation of this Code, the Ethics Committee shall impose such sanctions as it deems appropriate, upon recommendation of the Chief Compliance Officer. Sanctions may include a letter of censure, disgorgement, suspension of personal Securities transactions, and suspension or termination of the employment of the violator.

C.	Annually, those individuals charged with the responsibility for carrying out this Code shall prepare a written report to Post’s Board of Directors that, at a minimum, will include:
(i)	a certification that Post has adopted procedures reasonably necessary to prevent Access Persons from violating the Code;

(ii)	identification of material violations and sanctions imposed in response to those violations during the past year;

(iii)	a description of issues that arose during the previous year under the Code; and

(iv)	recommendations, if any, as to changes in existing restrictions or procedures based on experience with this Code, evolving industry practices or developments in applicable laws or regulations.
D.	Any material issues arising under this Code will be promptly communicated by the Ethics Committee to Principal Financial Group’s Conflicts committee.